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Exhibit 5.1

Greenberg Traurig, P.A.
1221 Brickell Avenue
Miami, Florida 33131

                      April 22, 2003

Board of Directors
UbiquiTel Inc.
One West Elm Street
Suite 400
Conshohocken, Pennsylvania 19428

          Re:    UbiquiTel Inc.—Registration Statement on Form S-3

Ladies and Gentlemen:

        We have acted as counsel for UbiquiTel Inc., a Delaware corporation (the "Company"), in connection with the preparation and filing of a Registration Statement on Form S-3 (the "Registration Statement") to be filed on or about the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the "Act"), relating to the offer by the selling stockholders named therein (the "Selling Stockholders") of 10,910,000 shares of common stock of the Company, par value $0.0005 per share ("UbiquiTel Common Stock").

        In our capacity as such counsel, we have reviewed the Registration Statement. We also have reviewed such matters of law and examined original, certified, conformed or photostatic copies of such other documents, records, agreements and certificates as in our judgment are necessary or appropriate to form the basis for the opinions hereinafter set forth. In all such examinations, we have assumed the genuineness of signatures on original documents and the conformity to such original documents of all copies submitted to us as certified, conformed or photographic copies, and as to certificates of public officials, we have assumed the same to have been properly given and to be accurate. As to matters of fact material to this opinion, we have relied upon statements and representations of representatives of the Company and of public officials and have assumed the same to have been properly given and to be accurate.

        This opinion is limited in all respects to the federal laws of the United States and the General Corporation Law of the State of Delaware, and no opinion is expressed with respect to the laws of any other jurisdiction or any effect which such laws may have on the opinions expressed herein. This opinion is limited to the matters stated herein, and no opinion is implied or may be inferred beyond the matters expressly stated herein.

        Based upon and subject to the foregoing, we are of the opinion that the shares of UbiquiTel Common Stock to be offered by the Selling Stockholders pursuant to the Registration Statement will, upon payment therefor in accordance with the terms of the warrants under which the shares will be issued, be legally and validly issued, fully paid and nonassessable.

        This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could effect the opinions contained herein. This letter is being rendered solely for the benefit of the Company in connection with the matters addressed herein. This opinion may not be furnished to or relied upon by any person or entity for any purpose without our prior written consent.

        We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption "Legal Matters" in the prospectus that forms a part of the Registration Statement. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,
Greenberg Traurig, P.A.

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  Exhibit 5.1